Exhibit 99.2

FINAL TRANSCRIPT

Oct. 25. 2006 / 8:00AM PT, ILSE - Q3 2006 INTRALASE CORP Earnings Conference Call

Conference Call Transcript

ILSE - Q3 2006 INTRALASE CORP Earnings Conference Call

Event Date/Time: Oct. 25. 2006 / 8:00AM PT

Thomson StreetEvents	www.streetevents.com	Contact Us

© 2006 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Oct. 25. 2006 / 8:00AM PT, ILSE - Q3 2006 INTRALASE CORP Earnings Conference Call

CORPORATE PARTICIPANTS

Krista Mallory

IntraLase Corp. - Director Investor Relations

Bob Palmisano

IntraLase Corp. - President and CEO

Shelley Thunen

IntraLase Corp. -EVP, CFO

CONFERENCE CALL PARTICIPANTS

David Maris

Banc of America Securities - Analyst

Chris Cooley

FTN Midwest Securities - Analyst

Len Redberg

First Albany Co. - Analyst

Peter Bye

Wachovia - Analyst

Joanne Wuensch

BMO Capital Markets - Analyst

Andrew Swanson

Citigroup - Analyst

Ben Ulrich

UBS - Analyst

Andy Schopick

Nutmeg Securities - Analyst

Brian Delaney

EnTrust Capital - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the third quarter 2006 IntraLase Corp. earnings conference call.

[OPERATOR INSTRUCTIONS]

I would now like to turn the call over to Ms. Krista Mallory, Director of Investor Relations. Please proceed, ma’am.

Krista Mallory - IntraLase Corp. - Director Investor Relations

Thank you, Cheryl. Good morning. On behalf of IntraLase, I’d like to welcome everyone to today’s conference call to discuss third quarter 2006 earnings results. IntraLase’s news release detailing our third quarter results was issued over the Newswire this morning. Anyone needing a copy of the release can go directly to the company’s Website at www.intralase.com or simply contact Marilea Howland at 949-859-5230 extension 396, and she’ll get you one immediately.

Thomson StreetEvents	www.streetevents.com	Contact Us	1

© 2006 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Oct. 25. 2006 / 8:00AM PT, ILSE - Q3 2006 INTRALASE CORP Earnings Conference Call

Joining me today are Bob Palmisano, President and Chief Executive Officer, and Shelley Thunen, Executive Vice President and Chief Financial Officer. Bob will review key IntraLase accomplishments for the third quarter and Shelley will then provide a review of the numbers. Bob will conclude the call with some remarks, and then we will open the call for your questions.

Before turning the call over to Bob, I would like to remind everyone that today’s conference call and press release include forward-looking statements and actual results could vary. For a discussion of the factors that could cause actual results to vary from these forward-looking statements, please see the Risk Factors section of the IntraLase Form 10-Q for the second quarter of 2006 and in today’s press release dated October 25, 2006.

Now I would like to turn the call over to Bob. Bob?

Bob Palmisano - IntraLase Corp. - President and CEO

Thanks, Krista, and good morning, everyone.

We have a lot of good news to share with you today. I’ll start by talking about our key operational metrics. These metrics include laser placements, procedure sales, global expansion, innovation and new product development, additional clinical data supporting our Better Medicine proposition and increased revenues and profitability for our customers supporting our Better Business proposition. If we focus on these key business metrics, we will be able to continue to capture market share, thwart potential competitors and deliver superior financial results to our investors.

Laser placements continue to be the number one metric in our business. We had a very strong performance in the usually seasonally weak third quarter with 47 lasers placed. This represents a 38% increase over the same period of 2005. We are pleased with the number of laser placements because they allow us to capture market share and then, most importantly, to increase our high margin procedure revenues.

Our second metric is procedure sales. In the third quarter we sold a record number of procedures, fueled by strong laser sales in the first half of the year. In the usually seasonally weak third quarter we sold an all-time high 132,000 procedures. This represents an outstanding 59% increase over the same period of 2005 and 11% sequential growth from the seasonally stronger second quarter.

Our third key operating metric is global expansion. I’m very pleased to report that during the third quarter we also penetrated some new international markets. We sold our first lasers to customers in Argentina and Taiwan. The Taiwan sales came immediately on the heels of receipt of our regulatory approval in that region, which we announced on August 29th. This brings the total number of countries with IntraLase lasers to 33.

The international markets continue to offer expansion, both in the countries we’ve already penetrated and also in new markets. As we exit 2006 and begin 2007, we expect that our next penetrated markets are likely to be Colombia, Russia, where we just received approval, Greece and South Africa. You’ll continue to hear more from us in 2007 about additional new markets, as there is still opportunity to expand further into new international markets.

The fourth key operating metric is innovation and new product development. Ophthalmology is an industry that has relied heavily on innovation to drive superior safety, improved clinical efficacy and improved profits for innovative companies and their customers. There are many examples in the ophthalmic industry including foldable IOLs, custom excimer ablation, which we believe is approaching 60% adoption in the US, and of course, our own femtosecond laser for corneal flap creation.

On the innovation front, during the third quarter IntraLase introduced our IntraLase Enabled Keratoplasty, or IEK application, to the majority of doctors for the first time at the European Society of Cataract and Refractive Surgery in London during the third quarter. Over 4,000 surgeons from 87 countries attended this conference. IntraLase had a large presence and exceptional

Thomson StreetEvents	www.streetevents.com	Contact Us	2

© 2006 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Oct. 25. 2006 / 8:00AM PT, ILSE - Q3 2006 INTRALASE CORP Earnings Conference Call

booth traffic. Each day we had surgeons from around the world giving well-attended presentations in our booth and in live IntraLase Enabled Keratoplasty demonstrations where other doctors would watch as IEK incisions were created in sample eye tissue.

Most importantly, we arrived at ESCRS with clinical data supported by corneal surgery completed on 80 eyes. This data established the credibility for a very successful IEK launch. Also, we hosted a well-attended IntraLase sponsored CME event, Shaping the New Era in Corneal Surgery - IntraLase Enabled Keratoplasty, or IEK, as we call it, where six renowned surgeons spoke about what a revolutionary technology this is for corneal surgery.

Our ESCRS IEK launch was capped by a live full penetrating keratoplasty, or corneal transplant surgery, using the IntraLase femtosecond laser in a London hospital with a satellite feed to an auditorium full of surgeons. We heard from many in the audience that they were simply in awe of the technology and its ability to precisely cut the identical pattern in both the donor tissue and the recipient tissue, and how this increases the biomechanical stability of the cornea, leading to better visual outcomes for the patients.

Dr. Frank Price of the Price Vision Group in Indianapolis said, “In the past 20 years I have done over 5,000 corneal transplants. In my opinion, the IntraLase laser provides one of the first true advances in corneal transplant surgery in the past 20 years. It is opening doors we only dreamed of and it allows us to offer patients eye surgery, which I think is safer, with faster visual recovery.”

Also at ESCRS we announced our pricing for the IEK laser, the IEK upgrade and the IEK procedure at this conference. The IEK laser list price is $425,000, the IEK upgrade list price is $50,000, and the IEK procedure list price is $700, or 350 times two procedures, one for the donor and one at the recipient end. We estimate that somewhere between 100,000 to 120,000 of these procedures are performed worldwide each year, with the IntraLase potential twice this number with our procedure both for the donor tissue and for the patient incision.

Our 60 kHz release earlier this year and the most recent IEK product expansion clearly demonstrate IntraLase’s continued commitment to be a leader in the area of corneal and anterior segment surgery. Our commitment to our customers and investors is that we will continue to build upon our expertise in femtosecond laser technology and anterior segment surgery and that we will continue to innovate in 2007 and beyond.

The fifth metric for IntraLase’s business is to continue to build an indisputably strong body of clinical data and evidence, which supports our Better Medicine proposition. IntraLase continues to fund new independent studies to expand knowledge about the superior safety and clinical efficacy of the corneal flap for LASIK surgery with our IntraLase FS laser.

Since the original PRK surface procedure has been gaining renewed interest lately, primarily due to some safety or litigation concerns about LASIK on the part of a few physicians, we thought we should better understand this phenomenon in a scientific and clinically sound manner. Therefore, we commissioned two separate studies. As a reminder, PRK is an alternative to LASIK surgery flap creation, which involves manually removing the epithelium from the surface of the cornea prior to the actual surgery.

At ESCRS, data was presented on a study conducted by Professor John Marshall, a world-renowned laser expert from St. Thomas’ Hospital in London and a holder of one of the fundamental excimer laser patents. Dr. Marshall has historically been a proponent of PRK surface procedures over LASIK due to his concern about corneal stability after creation of a microkeratome flap.

His data demonstrated that a PRK procedure is not superior to a thin, uniform LASIK flap in terms of biomechanical stability. Professor Marshall remarked, and I quote, “IntraLase flaps of 80 to 90 microns offer the refractive surgeon the best of both worlds in that wound-healing processes are minimized and biomechanical changes are indistinguishable from those of surface ablations.”

Also at ESCRS, data was presented on a study conducted by Dr. Steve Slade and Dr. Dan Durrie. These doctors presented 30-day data in their ongoing randomized prospective contralateral study of 50 patients who were treated in one eye with surface PRK

Thomson StreetEvents	www.streetevents.com	Contact Us	3

© 2006 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Oct. 25. 2006 / 8:00AM PT, ILSE - Q3 2006 INTRALASE CORP Earnings Conference Call

and the other eye with LASIK using the IntraLase Method. Obviously, the vast majority of patients reported more pain for a significantly longer period of time in their PRK-treated eye than in their LASIK with IntraLase-treated eye.

But, more importantly, only about half of the eyes treated with PRK were 20/40 even after one week, which means these patients couldn’t even legally drive. In the IntraLase-treated eyes, 100% of the patients were 20/40 or better at day one. At one month, 92% of the patients said that their LASIK eye with IntraLase was the same or had better vision than the PRK-treated eye. Therefore, both from Professor Marshall’s study on safety and biomechanics and Dr. Durrie’s and Dr. Slade’s study of pain and visual outcomes, LASIK using the IntraLase method offers physicians and patients a clearly better procedure than the PRK surface procedure.

The sixth key metric for IntraLase is revenue and profitability growth for our customers, which supports our Better Business proposition. Giving doctors data about the impact that our procedures can have on their business helps drive adoption and fuels progress in the industry. In 2003, 2004 and 2005 a third party, SM2 Consulting, conducted an independent survey of our customers’ business metrics in the United States.

This data showed that LASIK surgery practices using IntraLase methods to drive not only Better Medicine, but also Better Business in their practice was sustainable, even increasing pricing, higher profits and improved closure rates. In fact, the SM2 data showed an average increase of $394 per eye treated for those doctors using IntraLase.

This year we asked SM2 Consulting to turn their attention to selected international markets where the IntraLase laser has been installed for 12 months or longer to see if the same business metrics held true. Data were collected from seven markets outside the U.S. We learned, among other things, that in six out of the seven markets, doctors were able to increase their per-procedure fee in a similar way as in the United States.

The actual numbers range from a low of $349 in Spain to a high of $894 per eye treated in Switzerland. In Japan, which was the exception, our customers jump-started the underpenetrated market by offering IntraLase, the latest technology, at lower prices than in other countries. In fact, this survey shows that our customers in Japan have increased their procedure volume by an amazing 182%, proving that there is more than one way to address a market. These surveys show that when IntraLase is added to a practice, whether it be in Kansas City or in Munich, Germany, increases in revenue and profits quickly follow.

Staying on the international topic but switching over to the corporate center business, I’m pleased to announce today that IntraLase has another significant new international corporate center customer, Optical Express in the UK — a UK-based laser eye treatment specialist with 20 clinics. As we have said in past calls, even though the corporate center business is not well developed outside the United States, the corporate center business dominates the UK market.

Optical Express is one of three laser eye treatment chains in the UK. Optical Express was founded in 2002 and they have achieved a very impressive market share in the UK LASIK surgery marketplace since then. Optical Express prides itself on the use of advanced products and techniques in the refractive surgery industry and they have stated that they plan to fully integrate the IntraLase technology throughout their laser vision sites. We look forward to a strong relationship with Optical Express.

During the third quarter we also expanded our relationship with some of our existing corporate center customers, including TLCVision at centers both in the United States and Canada, and Ultralase in the United Kingdom. Clearly, the adoption and continuing expansion by corporate center customers worldwide is an indication that the IntraLase technology not only provides better patient outcomes but also makes good business sense, allowing these corporate center customers a clinically sound basis to increase their revenues and profits

IntraLase also expanded our presence at universities and teaching institutions around the world. During the third quarter, we also — we sold three more lasers to universities, bringing the total placements at universities and teaching institutions worldwide to 29 lasers. Many of these lasers to academic institutions would not have been possible without the capability of the IntraLase laser to perform the IEK procedures.

Thomson StreetEvents	www.streetevents.com	Contact Us	4

© 2006 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Oct. 25. 2006 / 8:00AM PT, ILSE - Q3 2006 INTRALASE CORP Earnings Conference Call

I have spoken about the international market, which has tremendous traction for us right now, but I don’t want to ignore the U.S. market. I think the general consensus is that U.S. LASIK procedures are flat or slightly down in 2006 as compared to 2005. But for IntraLase, while a robust market helps us, too, we are still at a stage where we are capturing additional market share even without overall U.S. market growth. With 307 lasers installed at the end of the third quarter in the U.S., we are still only 24% penetrated in all the LASIK centers in the U.S. and approximately 44% of the high volume centers in the U.S.

I am proud to say that at the end of the third quarter IntraLase has sold over 950,000 procedures worldwide. At some point in the near future we expect to announce the sale of our one-millionth IntraLase procedure. Our clinical performance and data is unrivaled, with our nearest potential femtosecond laser competitors having just started to perform their first test procedures on sighted human eyes.

At this point, I will turn the call over to Shelley. Once Shelley completes her remarks, I will conclude the commentary and we will take your questions. Shelley?

Shelley Thunen - IntraLase Corp. - EVP, CFO

Thank you, Bob, and good morning, everyone.

Third quarter 2006 revenues were $32.3 million, net income was $3 million, and earnings per fully diluted share were $0.09. Our third quarter earnings included expenses of $2.1 million in non-cash, stock-based compensation, up 17-fold from the $120,000 in stock-based compensation in the third quarter of 2005 and up 67% from $1.2 million in stock-based compensation in the second quarter of this year.

Third quarter revenues were slightly above the second quarter of 2006, a significant achievement in a quarter that is normally a sequentially down quarter due to seasonality. Gross margin was also about the same, but down slightly as a percent of revenues. Net income was lower by $2.6 million, or 47% sequentially, which I will discuss in a moment.

IntraLase’s most important metric continues to be the number of laser sales and leases. We placed 47 lasers worldwide, up 38% from the 34 placed in the comparable quarter a year ago, but down 10% sequentially as capital equipment sales in the third quarter are typically lower than the second quarter.

International laser sales were exceptionally strong, with 29 lasers representing 60% of our sales or leases during the quarter. Laser revenues in the third quarter were $12.3 million, an increase of $2.4 million, or 24%, from the third quarter of 2005 and down $1.9 million sequentially, or 13%, on five fewer laser sales.

Our total installed base as of September 30th is now 518 lasers worldwide, an increase of 191, or 58%, over the total installed base of 327 at September 30th, 2005 and an increase of 10% over the total installed base of 471 at the end of the second quarter of this year. The geographical mix of our total installed base at the end of September was approximately 59% in the U.S., 41% international, reflecting a growing percentage of international laser placements in our installed base.

In the third quarter our average selling price for lasers was about $263,000, which is about $10,000 lower than average selling prices in the second quarter and for the 2006 year-to-date, and lower than the 2006 guidance given on our July 26th conference call. Average selling prices in the third quarter were lower than in the first half due to mix in the quarter with a higher percentage of both corporate center business and international sales. Operating leases, which vary by quarter, were not a factor in the fluctuation of average selling prices, as operating leases were just less than 10% of total laser sales or leases in the quarter and consistent with about 13% in the first half of this year.

Thomson StreetEvents	www.streetevents.com	Contact Us	5

© 2006 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Oct. 25. 2006 / 8:00AM PT, ILSE - Q3 2006 INTRALASE CORP Earnings Conference Call

As we look into the fourth quarter, we expect ASPs to rebound to be approximately $280,000. Typically, US laser sales are strong in the fourth quarter, primarily due to the largest show of the year, the American Academy of Ophthalmology held in the fourth quarter. This year AAO will be held November 10th through 14th in Las Vegas. Last year we almost doubled our U.S. laser sales in the fourth quarter from the third and it is not uncommon for close to a third of our annual U.S. placements to come in the fourth quarter. In addition, we expect to sell some lasers that are IEK enabled at shipment with a higher average selling price as we exit the quarter.

Unit sales of per-procedure patient interfaces were approximately 132,000 for the quarter, an increase of 59% compared to the third quarter a year ago and an increase of 11% sequentially. Our third quarter was led by exceptionally strong procedure growth in our international business, which was up 90% from the comparable quarter in 2005 and up 25% sequentially. U.S. procedures at 66,000 procedures grew 37% from the comparable quarter a year ago and equaled the second quarter of this year. We are particularly pleased with the U.S. procedure performance given the normal U.S. seasonality in the third quarter and what is generally being reported as a softer U.S. market.

Procedure average selling prices were $115 per procedure, down from just over $120 in the second quarter and an average of $118 in 2005. Procedure average selling prices were down from the second quarter and lower than our guidance of $120 per procedure due to increasing international volumes, which have lower ASPs due to normal distributor pricing, and U.S. procedures dominated by higher volume customers with lower volume pricing based upon their volumes.

Looking at the fourth quarter and expected procedure volume mix, including our push into some direct markets internationally, we expect ASPs to be about $118 per procedure, closer to our 2005 average and 2006 to date average selling prices.

During the third quarter we completed 150 60 kHz upgrades. We also completed our first IEK upgrades. We generated revenues of $1.8 million from upgrades. Average selling prices in the third quarter for the 60 kHz upgrade were almost $11,000.

Upgrade activity in the third quarter of 2006 accelerated, consistent with our guidance of higher upgrades in the second half of 2006 and our belief that the majority of our customers will have upgraded to the 60 kHz speed by the end of 2006. As we closed the third quarter, we had remaining approximately 210 lasers eligible for upgrade with about 90 lasers that are at 15 kHz and 120 lasers that remain at 30 kHz. You will recall that the 60 kHz upgrade, which takes our field service and clinical personnel approximately two days to complete, is backward compatible to all of the lasers in our installed base.

In addition, we completed our first handful of IEK upgrades in the third quarter. We will be commencing the upgrade cycle in earnest in the fourth quarter. We have already taken orders for IEK hardware and software upgrades and trained our U.S. field force on the upgrade and as well are in the process of training our distributors on this upgrade. As a result, we expect to have approximately 50 IEK upgrades in the fourth quarter revenue. While we expect low IEK procedure volume in the fourth quarter, these upgrades are the first step to generating procedure volume in 2007.

Maintenance revenues in the second quarter were approximately $3 million, a 41% increase from the comparable period a year ago and up 14% sequentially. Maintenance revenues increased as compared to the previous quarters mainly because our U.S. and direct international installed base continued to grow and a greater number of our new international installations were in direct markets, coupled with higher sales of parts to distributors. As a reminder, in those international markets where we sell through distributors, the distributor is responsible for servicing the laser and receives the maintenance revenues.

Third quarter gross margins at 54.9% were an improvement over the 54% in the comparable quarter a year ago but down slightly from the 55.3% reported in the second quarter of 2006. Per-procedure revenues were 47% of revenues in the third quarter of 2006, higher than the 43% we reported in the comparable period a year ago and higher than the 44% we reported in the second quarter of this year.

Thomson StreetEvents	www.streetevents.com	Contact Us	6

© 2006 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Oct. 25. 2006 / 8:00AM PT, ILSE - Q3 2006 INTRALASE CORP Earnings Conference Call

Gross margins, both absolutely and as a percentage of revenues, decreased slightly in the third quarter as compared to the second quarter of this year, as both laser and per-procedure fees average selling prices were lower in the third quarter than they were in the second quarter.

Research and development expenses were $4.4 million in the third quarter, an increase of 59% over the comparable quarter in 2005 and an increase of $742,000, or 20%, over the second quarter of 2006. R&D expenses were 14% when expressed as a percent of revenues for the quarter. The continuing increases in R&D are primarily due to continued expenses related to ongoing product enhancements, clinical study expense associated with the launch of our IEK upgrade and an increase in stock based compensation of $314,000 as compared to the second quarter of 2006.

Selling general and administrative expenses were $11.5 million in the third quarter of 2006, or 35% of revenues. SG&A expenses in the comparable period of 2005 were $7.9 million, or 34% of revenues, and in the second quarter of 2006 were 9.4 million, or 29% of revenues. The $2.1 million increase in expenses in the third quarter as compared to the second quarter of 2006 was due to an increase in stock-based compensation of $491,000 and an increase in trade show expense, as we attended ESCRS in London with a major presence in the third quarter, while we had no shows in the second quarter.

We also invested in web page development, with expanded consumer positioning, to help drive adoption and support for our customers. In addition, legal fees were higher and we incurred the majority of our annual independent auditor expense for Sarbanes-Oxley review and testing in the third quarter.

I would now like to turn to a discussion of our balance sheet and cash flows.

Inventories were $15 million at September 30th, up about 7% sequentially from $14 million at June 30th, turning about four times a year, similar to our experience in the last few quarters. As we’ve said before, we consider about four times a year to be in the range that we expect.

At September 30th we had $22.2 million in accounts receivable, up from $18.5 million at the end of the second quarter. Days sales outstanding were 62 days, up from 52 days at the end of last quarter. In the last year days sales outstanding have generally fluctuated between the low 50 days to the low 60 days, depending primarily upon the amount of international distributor credit terms extended in a quarter. With particularly strong international laser and procedure volumes in the third quarter, days sales outstanding increased at the end of the third quarter. As we have said previously, we expect DSOs to continue to grow and to be in the low to mid 60 days outstanding as we expand our international business and expand credit terms to our qualified customers.

During the quarter, cash and marketable securities increased $3.3 million to 100.8 million at September 30th, 2006 compared to $97.4 million at June 30th, 2006. Year-to-date cash and marketable securities are up $10.6 million on $11.7 million of net income, consistent with our expectation of cash flow closely aligned with profitability, as we are not capital intensive.

As I conclude our remarks I would like to review our fourth quarter and full year guidance for 2006 and how it compares to our previous guidance on our July 26th conference call.

We expect revenues to be in excess of $130 million, slightly higher than the approximate $130 million we have been guiding to all year. Fourth quarter revenues are typically strongest in the year with strong laser placements, particularly in the U.S., and a generally good procedure volume quarter. For instance, in 2005 we generated 29% of our total revenues for the year in the fourth quarter and we expect 2006 to be somewhat consistent with our 2005 experience.

Laser average selling prices are expected to be approximately $280,000 in the fourth quarter, compared to an average of $274,000 for the first nine months of 2006. This increase over the year-to-date average and our third quarter is due to two primary factors. One, mix, with a lower percentage of corporate center business and more U.S. sales, and, two, some IEK enabled systems shipping

Thomson StreetEvents	www.streetevents.com	Contact Us	7

© 2006 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Oct. 25. 2006 / 8:00AM PT, ILSE - Q3 2006 INTRALASE CORP Earnings Conference Call

directly from the factory at a higher average sales price. Included in this projection is that the number of leases remain in the range they have run year-to-date, which is about 10% of total sales and leases.

Procedure average selling prices are expected to be around $118 per procedure, which is our 2005 average and 2006 year-to-date average. We expect higher ASPs than the $115 in the third quarter of last year, based on projected mix, including our expansion into direct international markets.

Our revenue projections include anticipated upgrades to our 4th generation 60 kHz laser by more than half of the remaining 210 customers eligible for an upgrade. Approximately 90 remaining lasers are eligible to be upgraded from 15 kHz to 60 kHz and the remaining 120 eligible for upgrade from 30 to 60 kHz.

With the introduction of the IntraLase Enabled Keratoplasty upgrade in the third quarter, we have commenced the upgrade cycle, with approximately 50 upgrades expected in the fourth quarter. We expect low procedure volumes, as surgeons will just be getting started. We expect gross margins will be driven by both the higher laser and per-procedure average selling prices.

Our 2006 guidance now includes approximately $6.5 million associated with non-cash, stock-based compensation, up from $2.1 million in 2005 due to implementation of FAS123R, and up from the approximate $6 million we estimated at the end of last quarter. Of course, we cannot predict this exactly; our stock price and volatility make a difference for most types of option expenses.

We expect operating expenses in the fourth quarter to be significantly lower than operating expenses in the third quarter due to stock-based compensation going back down by approximately $0.5 million, lower clinical consulting expenses, with the IEK introduction having been completed, lower legal fees, and lower travel and housing costs, with our major show this quarter, AAO, closer to home and in a less expensive venue.

With this guidance we expect net income to be approximately $20.0 million and earnings per fully diluted share are estimated at $0.64. This guidance is compared to an estimated $22 million and earnings per fully diluted share of $0.70 estimated a quarter ago. The $2 million revision is primarily due to an increase in stock-based compensation of $500,000 and lower average selling prices in the third quarter for laser and procedure.

This guidance is consistent with our experience in the fourth quarter of 2005. We expect the fourth quarter of 2006 to be much like the fourth quarter of 2005, when about 40% of our annual profits came in the fourth quarter.

We remain aware of the softness in the U.S. LASIK market and the risks this poses. However, we are confident in our ability to continue to gain market share in the U.S., to expand the international market and to continue to excel at the business elements over which we have the most influence, namely laser sales, opening and expanding new international markets, product introductions and upgrades.

We are demonstrating the earnings leverage in our business model, particularly as per-procedure revenues increase. Nine month’s revenues are up 41% over the last year, with net income up 106%, even with an increase of 307% in stock-based compensation.

I want to thank you very much for your time and attention and will now turn the call back over to Bob to conclude our prepared remarks.

Bob Palmisano - IntraLase Corp. - President and CEO

Thank you, Shelley.

Thomson StreetEvents	www.streetevents.com	Contact Us	8

© 2006 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Oct. 25. 2006 / 8:00AM PT, ILSE - Q3 2006 INTRALASE CORP Earnings Conference Call

In summary, I’d like to say that IntraLase performed very well, particularly in the top line during a soft procedure volume quarter in the United States. But our mix did reduce average selling prices for both the laser and the per-procedure fee in the third quarter, and thus we have revised our guidance slightly. We think revenues will be a bit above the $130 million previously guided and net income slightly lower than previously guided.

We are in an excellent position to continue to expand our footprint both in the U.S. and in international markets, and to capture market share. I’d like to emphasize the global nature of our business and how international laser placements and procedure volumes help us offset any softness in the domestic market.

Our keys to performance continue to be execution in the areas we can best control, laser placements, procedure sales, global expansion into new markets, innovation and new product development, continue to build an indisputably strong body of clinical data and evidence that supports our Better Medicine proposition, increased revenues and profitability for our customers.

We are particularly pleased our expanded business with our four important corporate center customers, TLCVision in the United States, Optimax, Ultralase and Optical Express in the United Kingdom.

I want to thank you very much for your time and attention, and now I’ll ask the operator to open the lines so that we can take your questions. Operator?

QUESTION AND ANSWER

Operator

[OPERATOR INSTRUCTIONS]

Our first question is from the line of David Maris of Banc of America Securities. Please proceed, sir.

David Maris - Banc of America Securities - Analyst

Good morning. One of the questions that I wanted to ask I’ve asked a few times before but it’s been some time. I think you were just launching or early in the launch, you said, “Well, it’s too early to tell.” But I was meeting with a device company recently and asked them what would be the terminal market penetration on procedures for IntraLase and they said 90% plus. I know you gave some procedure market share earlier in the call, but what — have you gotten your arms around what you think the terminal market share will be?

Bob Palmisano - IntraLase Corp. - President and CEO

In the — we’ve always said that we thought that our market share should be somewhat similar to where VISX is given our current technology, looking at in the high 50s, 60s, in that end — in that percentage of the market. But unlike VISX, we have a worldwide franchise, as you can see by the performance in the third quarter is very, very healthy and strong. So I would think that on a worldwide basis that we should have maybe less — maybe slightly less than that, but probably 50% or so of the worldwide market given our — given our current technology.

David Maris - Banc of America Securities - Analyst

Okay, great. Thank you very much.

Thomson StreetEvents	www.streetevents.com	Contact Us	9

© 2006 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Oct. 25. 2006 / 8:00AM PT, ILSE - Q3 2006 INTRALASE CORP Earnings Conference Call

Operator

Our next question is from the line of Chris Cooley. Please proceed.

Chris Cooley - FTN Midwest Securities - Analyst

Good morning, Bob. Congratulations on a great quarter. Can you hear me okay?

Bob Palmisano - IntraLase Corp. - President and CEO

Yes, Chris, thanks.

Chris Cooley - FTN Midwest Securities - Analyst

Thank you. I apologize; I had to join the call a bit late. One just clarification question and maybe just push a little bit on ‘07. I know [you don’t] give guidance there as well. On the upgrades during the quarter, I apologize, did Shelley — did you say how many you did on the IEK and what the ASP was on that?

And then my follow-up would just be as we look out at ‘07, I realize that margins compressed a little bit here in the 3Q, 4Q period as you had some very nice corporate wins, like with the Optical Express, great chain there to have onboard, should we start to think, though, as we look out into ‘07 that higher volumes in these corporate centers going forward and a little bit more on the per-procedure side that margins should start to re-expand as we look at the ‘07 year versus ‘06? Thank you.

Shelley Thunen - IntraLase Corp. - EVP, CFO

Good question. First of all, what I did say about IEK, I didn’t give the exact number but I said that we did do a handful in the third quarter and that we expected to do about 50 in the fourth quarter.

As far as ASPs, we’ve not yet given those out. That would probably be more relevant as a fourth quarter metric. Our upgrade does have a list price of $50,000 but, as always, I expect ASPs to be lower, if for no other reason than the fact that we’ll have international and distributor pricing in that mix and some of those upgrades will go outside the U.S. as well.

I think your question is very consistent with our comments about higher volumes in corporate centers and would that tend to drive up our ASPs or the procedure price internationally as we expand. And I think yes, both in the fourth quarter as well as we go into 2007 because those will be direct markets rather than bearing the distributor normal margins that we have in there.

Bob Palmisano - IntraLase Corp. - President and CEO

And, Chris, I’d also add that in terms of gross margins, as more revenues come from procedures, margins should increase. We did 132,000 procedures in Q3 and that’s the annuity business that keeps on growing and those margins are in the 80s, low 80s on the procedure end of the business. So I think that that is what is key. That — as that keeps on gaining momentum, as we have seen, is that gross margins should be expanding as we go forward.

Chris Cooley - FTN Midwest Securities - Analyst

I apologize, another quick follow-up [inaudible - technical difficulties] get back in queue. Just as we look forward to the upcoming [inaudible - technical difficulties] I remember at the ESCRS Conference we had 30-day data from Doctors Durrie and Slade on their

Thomson StreetEvents	www.streetevents.com	Contact Us	10

© 2006 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Oct. 25. 2006 / 8:00AM PT, ILSE - Q3 2006 INTRALASE CORP Earnings Conference Call

comparison of LASIK with IntraLase versus PRK study. Refresh my memory; at the Academy we’ll be seeing 60-day data or will it be 90-day data? I just couldn’t recall there.

Bob Palmisano - IntraLase Corp. - President and CEO

We’ll give up to the date data. I’m not sure...

Chris Cooley - FTN Midwest Securities - Analyst

[inaudible - technical difficulties]

Bob Palmisano - IntraLase Corp. - President and CEO

...more. But we’ll give up to the date data when we present at AAO.

Chris Cooley - FTN Midwest Securities - Analyst

Super. Thank you and great quarter, guys.

Operator

Our next question is from the line of Jason Mills of First Albany Company. Please proceed.

Len Redberg - First Albany Co. - Analyst

This is actually Len Redberg on Jason’s behalf. Just a couple of quick questions here. I may have missed this during the prepared remarks, but are you able to provide a breakdown of the mix on the disposable side between U.S. and OUS?

Shelley Thunen - IntraLase Corp. - EVP, CFO

Yes. This is Shelley. We did. We had 132,000 procedures, 66 were outside the U.S. and 66,000 inside the U.S.

Len Redberg - First Albany Co. - Analyst

Okay, great. And I know that you don’t provide gross margins by product line, but would you be able to speak directionally to trends in the laser’s disposable device service margins?

Shelley Thunen - IntraLase Corp. - EVP, CFO

I think they’ve remained relatively consistent in the last couple of quarters. Our per-procedure margins, as Bob indicated, are just over 80% and we made that breakthrough earlier this year in the first quarter I believe. And then our upgrades and our laser sales are in the — above the mid 30% range. Those have risen slightly this year on decreased costs, which is terrific, and then our service margins, what we’ve already said, is they’re kind of normalized for a service business of our size. We became profitable on our service margins this year, but they are certainly less than our capital equipment margins.

Thomson StreetEvents	www.streetevents.com	Contact Us	11

FINAL TRANSCRIPT

Oct. 25. 2006 / 8:00AM PT, ILSE - Q3 2006 INTRALASE CORP Earnings Conference Call

Len Redberg - First Albany Co. - Analyst

Okay, great. That’s helpful. Then finally, you guys mentioned the impact that volume related discounts have had with relation to the larger corporate customers. Looking forward, what are your — do you have specific expectations for how that may affect average selling prices by regions?

Shelley Thunen - IntraLase Corp. - EVP, CFO

I think overall we think that the ASPs are going to come into about the $118 range. And I want to clarify that volume discounts for volume are just not related to our corporate center business. It really relates to any kind of surgery practice that’s doing high volume as well. Overall, however, I think our push into international direct markets, particularly in the UK, does help us, even though that is corporate center business, because we no longer have a distributor in that region.

Len Redberg - First Albany Co. - Analyst

Okay. That makes sense. But then — so disregarding that mix shift, do you expect to see any sort of change in the dynamic of your pricing power? I guess said differently, do you feel like you have the ability to sustain your procedure pricing going forward?

Bob Palmisano - IntraLase Corp. - President and CEO

Yes, I think that, as Shelley said, I think we — our ASPs are — I think we will rebound in the fourth quarter and I think that will be more typical as we get a broader distribution of our products. So I’m looking — I’m thinking — I think ASPs in the $118 area, maybe above that slightly, as we go into 2007 are very doable.

Shelley Thunen - IntraLase Corp. - EVP, CFO

And I also think that we don’t see any denigration or pushback from customers in terms of the per-procedure pricing model. We have established that. And, in fact, we did increase prices twice in the last three years on the per-procedure side of the business. I don’t think that that will become a normal model, but we were able to do that consistent with our further penetration of the market.

Len Redberg - First Albany Co. - Analyst

Okay. That sounds great. That’s all been very helpful. Thanks very much.

Shelley Thunen - IntraLase Corp. - EVP, CFO

Thank you.

Operator

Our next question is from the line of Peter Bye of Wachovia. Please proceed.

Peter Bye - Wachovia - Analyst

Hi, guys. Thanks. Just a couple of follow-ups on I guess you’re guiding to an IEK upgrade revenue for Q4 of 50 units, which is, I think, a pretty high number, but I’m guessing you have a fair amount of visibility on that, is that a fair statement?

Thomson StreetEvents	www.streetevents.com	Contact Us	12

© 2006 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Oct. 25. 2006 / 8:00AM PT, ILSE - Q3 2006 INTRALASE CORP Earnings Conference Call

Bob Palmisano - IntraLase Corp. - President and CEO

Yes, I think we wouldn’t throw it out there if we didn’t feel good about it, Peter. Yes.

Peter Bye - Wachovia-Analyst

[inaudible] did a lot of those come directly from ESCRS or — ?

Bob Palmisano - IntraLase Corp. - President and CEO

That was a major push, but there’s also quite a few in the U.S. that we have in the queue. But at ESCRS, there was tremendous momentum coming out of that for sure. But, as Shelley said, we expect to get these installed in Q4. We don’t expect a lot of procedures, though, until 2007.

Peter Bye - Wachovia - Analyst

Now, from the 50 that were done or that you think you might be done or at least the handful of orders that you have in place, I guess the pushback we get sometimes is you have to have some kind of proximity to an OR. Are these coming from the 29 academic centers on the upgrade, do you think, or is it pretty widely spread out between ASCs and whatnot? Can you just give us a little visibility on where you’re seeing demand from?

Bob Palmisano - IntraLase Corp. - President and CEO

It’s both. Most physicians that are corneal trained have access to ASCs or ORs and regularly perform procedures there. The way the procedure works is that part of it is actually completed in a laser suite...

Peter Bye - Wachovia - Analyst

Right.

Bob Palmisano - IntraLase Corp.- President and CEO

...and then once the tissue is transported from the eye bank, then it is completed. It could be the same day, it could be a day later in the OR. So I don’t think that’s a problem at all.

Peter Bye - Wachovia - Analyst

Okay. And then just on ‘07, I guess, so you haven’t given guidance but you talked a little bit about margin expansion. On the flip side, you guys have also doubled your manufacturing capacity and I don’t believe there’s any consistent estimates that actually have you going down on laser placements next year. So, i.e. you’re not even reaching your capacity from your prior in-house ability to produce lasers. What — can you give us any thoughts on if consensus is sort of way off on that and why you doubled your manufacturing capacity if it seems like the Street is looking for you to be down on lasers?

Thomson StreetEvents	www.streetevents.com	Contact Us	13

© 2006 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Oct. 25. 2006 / 8:00AM PT, ILSE - Q3 2006 INTRALASE CORP Earnings Conference Call

Bob Palmisano - IntraLase Corp. - President and CEO

We’re not giving 2007 guidance, but we certainly don’t think laser placements will be down next year. That’s not in our arithmetic.

Peter Bye - Wachovia - Analyst

Well, I assume not since you did the — [paid the] CapEx to do it, but you also doubled it and you’re not at your previous capacity and I think consensus is down 5%. But that’s — I mean you’re seeing still consistent demand with what you put your capital to work at as far as what your future returns might be on that CapEx expansion?

Bob Palmisano - IntraLase Corp. - President and CEO

Yes, absolutely.

Peter Bye - Wachovia - Analyst

Okay. Great, that’s it. I’ll jump back in queue.

Operator

Our next question is from the line of Joanne Wuensch of BMO Capital Markets.

Joanne Wuensch - BMO Capital Markets - Analyst

Good morning, everybody. Can you hear me?

Bob Palmisano - IntraLase Corp. - President and CEO

Yes, Joanne.

Joanne Wuensch - BMO Capital Markets - Analyst

Thanks.

Shelley Thunen - IntraLase Corp. - EVP, CFO

Good morning.

Joanne Wuensch - BMO Capital Markets - Analyst

Good morning. When I take a look at what you delivered versus what I was expecting, one of the greatest swings is in SG&A. And I recognize that there are a lot of one-time items in there and there are a lot — not one-time, but sort of more bunchy, clumpy items in there, if you will. When I think about my model going forward, and again, I know you don’t want to give ‘07 guidance, how should we think about sort of seasonality maybe in SG&A?

Thomson StreetEvents	www.streetevents.com	Contact Us	14

© 2006 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Oct. 25. 2006 / 8:00AM PT, ILSE - Q3 2006 INTRALASE CORP Earnings Conference Call

Shelley Thunen - IntraLase Corp. - EVP, CFO

Joanne, I actually think that that’s a good question and I think that as we go into them I think that we need to be a bit more explicit about when our shows are going to be and how that affects us. We’re still a relatively small company and so the quarter-to-quarter does make a difference.

I think some of the things that can make a difference are shows, certain kinds of consumer activities we take, like the work that we did with our website, most of those things we kind of have some visibility into as we do our budgeting, as well as some of the big expenses. We bunch a lot of our soft (?) work early in the year and in the third quarter. Some people might push it to the fourth quarter.

So I think that’s an area where we’ll probably give a little bit more guidance on next year relative not to the absolute dollar amount, but to how we look at the expenses coming by quarter.

Joanne Wuensch - BMO Capital Markets - Analyst

Okay, thank you. And then second question, when we were at ESCRS we heard a fair amount of excitement for IEK, but we heard vast ranges for sort of penetration rates over the next, let’s call it, three to five years. We heard penetration rates as low as 10% and as high as sort of 70, 80%. Could you give us an idea of what the company’s management is thinking?

Bob Palmisano - IntraLase Corp. - President and CEO

Yes, Joanne, I’ll take that. What we expect is that this procedure will be the standard of care. And I’m not exactly sure of the time periods, that’s why I hesitate, but I would think that two things are going to happen. First of all is the market is going to expand because doctors now have a procedure that they feel comfortable doing and that they — hopefully they can make money on. So I think that there’ll be more of these procedures done.

And secondly is that we should be able to capture, I would think, the majority of the procedures. And I’m not exactly sure of the time period, so I can’t give you that. But this is, from everything that we understand, is that this is such a revolutionary change in transplant surgery is that this will dominate the transplant surgery in ophthalmology as we go forward.

Joanne Wuensch - BMO Capital Markets - Analyst

Okay. Thank you very much.

Operator

Our next question will be from the line of Andrew Swanson of Citigroup. Please proceed.

Andrew Swanson - Citigroup - Analyst

Thanks very much. I want to maybe just ask some questions slightly differently, specifically on — back to SG&A again. You talked a little bit about some of the seasonal effects, but can you talk a little bit about what’s happening on the sales rep side, is there a component of this uptick in SG&A that we should consider now to be a fixed cost going forward?

Thomson StreetEvents	www.streetevents.com	Contact Us	15

© 2006 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Oct. 25. 2006 / 8:00AM PT, ILSE - Q3 2006 INTRALASE CORP Earnings Conference Call

Shelley Thunen - IntraLase Corp. - EVP, CFO

I think as we look at the sales rep, it’s more of an increase that comes with growth, certainly sales commissions grow — go up. As we go into next year I think we will add some reps as well to fuel growth, but also the support people that go around them go up. But it increases pretty consistently with sales. We have clinical, field service people that go ahead and do some pre-sales work as well as post-sales work.

Andrew Swanson - Citigroup - Analyst

And then back to the U.S. versus international breakout. I know again you don’t want to give guidance for ‘07, but can you talk about the 50/50 split this quarter in terms of procedures? Where do you see that number going over, say, the next 18 months or so?

Bob Palmisano - IntraLase Corp. - President and CEO

I would think that, again not sure of the exact time period, but the 50/50 mix will be a good benchmark for the next couple of quarters. But I do think that eventually that the international side of the business will be producing more procedures than the domestic side of the business in the future. Simply there’s more opportunity there, there are more laser centers outside the U.S. or more procedures done outside the U.S. and we’ve been very successful in penetrating this and I think this will continue. So it’s just a matter of time when the international side of the business is larger than the U.S. side of the business.

Andrew Swanson - Citigroup - Analyst

And does that give you comfort that you can continue to grow even if the weak domestic market persists throughout all of — ?

Bob Palmisano - IntraLase Corp. - President and CEO

Yes. I think that that’s what we see is really a benefit of having a truly global company where we get these procedure fees all over the world because if you have a weak economy in one part of the world, usually there’s a strong economy in some other parts of the world. And so...

Andrew Swanson - Citigroup - Analyst

Do you get the feeling...

Bob Palmisano - IntraLase Corp. - President and CEO

...and so from quarter-to-quarter I think we’ll be able to smooth out our revenue growth and it’d be great if the whole world were all at once, but that’s never going to happen, most likely. So by having strong business in all parts of the world, is what we’re intending to do, is I think that we could smooth out any of these fluctuations.

Andrew Swanson - Citigroup - Analyst

You’re still attributing the weakness in the U.S. market more to economic concerns rather than market saturation?

Thomson StreetEvents	www.streetevents.com	Contact Us	16

© 2006 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Oct. 25. 2006 / 8:00AM PT, ILSE - Q3 2006 INTRALASE CORP Earnings Conference Call

Bob Palmisano - IntraLase Corp. - President and CEO

I think that that’s generally been true. I really haven’t listened or paid a lot of attention to what some competitors are saying. I will, as they start to report, but I think that generally speaking is that these are — I’ve been in this business a long time and think that the procedure growth or non-growth tends to relate more towards general economic conditions than anything in the U.S.

Andrew Swanson - Citigroup - Analyst

And then just as a final housekeeping question, when you quote your market share, is that based on total LASIK procedures or is that just those that require flap creation?

Bob Palmisano - IntraLase Corp.- President and CEO

Well, LASIK by definition means flap creation. So that’s what we use.

Andrew Swanson - Citigroup - Analyst

I’m sorry; I didn’t phrase that appropriately. Do you include surface ablation when you — ?

Bob Palmisano - IntraLase Corp.- President and CEO

No, we don’t.

Andrew Swanson - Citigroup - Analyst

You do not?

Bob Palmisano - IntraLase Corp. - President and CEO

No, we don’t. No, we don’t.

Andrew Swanson - Citigroup - Analyst

Thank you.

Operator

Our next question is from the line of Ken Levine of UBS. Please proceed.

Benner Ulrich - UBS - Analyst

Hey, guys, it’s actually Benner Ulrich.

Shelley Thunen - IntraLase Corp. - EVP, CFO

Morning.

Thomson StreetEvents	www.streetevents.com	Contact Us	17

© 2006 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Oct. 25. 2006 / 8:00AM PT, ILSE - Q3 2006 INTRALASE CORP Earnings Conference Call

Benner Ulrich - UBS - Analyst

Morning. Most of my questions have been answered. Just had a question on customer mix and I don’t know if it’s something that you’ve talked about in the past or given any specific numbers around, but you talked a bit about obviously higher volume versus lower volume customers and the impact on pricing and margins. At this stage in the game, what percentage of your U.S. customers would you call higher volume and then where do you think we will be, say, 12 months from now?

Shelley Thunen - IntraLase Corp. - EVP, CFO

I think that we talk about high volume customers probably a little different than the market definition that we get. When we say that there are 1,270 LASIK centers in the U.S., we say about 700 are high volume and do over 50 procedures per month. But if you look at our customer base, of course we’ve penetrated the highest volume customers earlier in the process, and so the vast majority of our customers do over 80 or 85 procedures per month still. And when we talk about people who are high volume, we’re talking about our customers that do over 200 procedures a month or over 150 procedures a month.

We don’t give out the specifics of the stratification of our customer base and I think pretty consistently we have said that average number of procedures per laser per month will come down over time as we penetrate some of those other people who are doing 60 or 70 or 50 procedures or maybe even a little lower. We have a handful of customers, of course, who do lower than 50 procedures per month. But again, that should come down over time.

We’ll see it first in the U.S. and it has come down just a bit. It’s a slow thing. And we also expect probably it would start coming down internationally, although procedure volumes have grown so much internationally, particularly in markets like Japan where we’ve been able to grow the markets, that that average number has not started yet coming down for international. In fact, it has grown just slightly.

Benner Ulrich - UBS - Analyst

Okay. I guess another way of putting it, do you think that the change in that mix that’s occurred maybe over the past 12 months will be similar over the next 12 or are we at a point now where maybe we start to see, as you suggested, in the U.S. the lower volume customers growing more rapidly as a percentage of total revenue?

Bob Palmisano - IntraLase Corp.- President and CEO

Well, I think that there’s growth in both ends of the business. There are — although we’re doing very well in both the U.S. and outside the U.S. in penetrating these markets is that there are still a good number of high volume individual practice centers that we have in our crosshairs and I think that — I think those are — you’ll see hopefully those fall into the mix that are — in the near future.

Additionally, there are, just by the cyclographics that we’re facing in terms of doctors now in the late majority maybe in the U.S. that are lower volume, is that more and more of those are getting into the mix. So that’s why I think that if we look at ASPs the way we’re kind of looking at ASPs, that’s probably the best way to look at it. And we have a pretty — I think we’re making some assumptions in there, but we feel pretty good about the guidance we’ve given on ASPs.

Benner Ulrich - UBS - Analyst

Okay. Okay, fair enough. Thanks, guys.

Thomson StreetEvents	www.streetevents.com	Contact Us	18

© 2006 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Oct. 25. 2006 / 8:00AM PT, ILSE - Q3 2006 INTRALASE CORP Earnings Conference Call

Operator

Our next question is from the line of Andy Schopick of Nutmeg Securities.

Andy Schopick - Nutmeg Securities - Analyst

Thank you and good morning.

Bob Palmisano - IntraLase Corp. - President and CEO

Morning, Andy.

Andy Schopick - Nutmeg Securities - Analyst

I just want to say you do a great job, but I sure wish you would slow down a little bit. You give us so much and I just can’t write that fast.

A few questions here. Tax rate guidance, can you give us any sense of what the overall directional growth in the tax rate’s likely to be in the fourth quarter and for all of next year in terms of what you might be using as an effective rate?

Shelley Thunen - IntraLase Corp. - EVP, CFO

That’s always a good question. I think that we will give guidance on our tax rate in the first quarter of ‘07 when we give overall guidance. At the moment, I think the big thing for us is when we’re going to take those and become fully taxed. And I think more likely than not that it’ll occur at the beginning of 2007 rather than the fourth quarter of 2006. We’ve been running about a 3% effective tax rate and I would expect that that would remain consistent in the fourth quarter.

Andy Schopick - Nutmeg Securities - Analyst

Okay. Can you give me any kind of update on capitalized costs associated with the operating lease planned placements year-to-date?

Shelley Thunen - IntraLase Corp. - EVP, CFO

You know we did not add that many leases in the third quarter, so they’re going to remain about consistent with what they were in the second quarter.

Andy Schopick - Nutmeg Securities - Analyst

Which was?

Shelley Thunen - IntraLase Corp.- EVP, CFO

I don’t have that number in front of me.

Thomson StreetEvents	www.streetevents.com	Contact Us	19

© 2006 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Oct. 25. 2006 / 8:00AM PT, ILSE - Q3 2006 INTRALASE CORP Earnings Conference Call

Andy Schopick - Nutmeg Securities - Analyst

Okay, I can always come back...

Shelley Thunen - IntraLase Corp. - EVP, CFO

I believe it’s in the $2 million range, but I don’t have that.

Andy Schopick - Nutmeg Securities - Analyst

Bob, in general, are you surprised that there continues to be as much kind of a fear factor, if you will, associated with people adopting LASIK? I know I discuss this every year with my optometrist and he’s indicated to me here in the Westport area that this continues to be one of the issues that seems to more or less impede the growth. To what extent do you think that that is still a factor on a nationwide basis?

Bob Palmisano - IntraLase Corp. - President and CEO

Well, I think it’s a major factor. I think that every survey that I’ve — that I’ve seen, Andy, is that fear is the number one reason that people that are candidates to have LASIK do not have it. It’s not economics, at least that’s what they say, but it’s more of a fear of having the procedure done. I think that’s one of the things that has fueled our growth, however, is that certainly using this very precise laser rather than a blade transversing your cornea presents the physician and the patient with a procedure that induces less fear.

Andy Schopick - Nutmeg Securities - Analyst

Okay. Thank you.

Operator

Our next question is from the line of Brian Delaney of EnTrust Capital. Please proceed.

Brian Delaney - EnTrust Capital - Analyst

Good morning and thank you for taking my call. Congratulations on the Optical Express win. I was just curious; can you help me understand the penetration that you think you have now amongst some of these larger corporate centers in the UK, Optical Express, Ultralase, Optimax, how should I think about — over the last couple of quarters you had 60 cumulative placements internationally. How much of that came from the centers and how much more room within the centers do we have?

Bob Palmisano - IntraLase Corp. - President and CEO

Well, most of these centers request that we don’t give out specific numbers, so we don’t. Regarding Optical Express, they have — they’re a very aggressive chain, they have a very dynamic president there, David Moulsdale, and he has indicated to us that he expects to integrate IntraLase chain-wide in his chain. So there’s obviously still room to go there.

And with the other chains we’re more fully penetrated, but there is still room to go with the other two chains. But we can’t — we just don’t give out specific numbers because they request that we don’t.

Thomson StreetEvents	www.streetevents.com	Contact Us	20

© 2006 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Oct. 25. 2006 / 8:00AM PT, ILSE - Q3 2006 INTRALASE CORP Earnings Conference Call

Brian Delaney - EnTrust Capital - Analyst

Okay. And so if I look at between Optical Express, TLC, Ultralase and Optimax, do you believe at this point that we still have a decent amount of room to further penetrate these chains and also to grow with them to the extent that they [aren’t] having any square footage growth as well?

Bob Palmisano - IntraLase Corp. - President and CEO

Absolutely.

Brian Delaney - EnTrust Capital - Analyst

Okay, great. I do appreciate. And if I look outside the UK and outside the U.S., what are the — how does the landscape look for other big corporate centers OUS? Could you just comment a little bit on that?

Bob Palmisano - IntraLase Corp. - President and CEO

Again, the corporate center business is not very well developed in most regions outside the U.S., the UK being the exception. I would turn your attention a little bit to Japan. In Japan there are two or three large players. I think that in a single country we are most penetrated in Japan of any country and have actually grown that market some over what the market was before IntraLase arrived there. As a matter of fact, in the text I said that the centers that have IntraLase have grown 182% in Japan. So I think Japan is probably the other one. There are some other small chains outside the U.S. Spain has some corporate center business. We’re very active in these areas and we’ll continue to hunt them down and hopefully get them into the technology.

Brian Delaney - EnTrust Capital - Analyst

And any help in where we’re expecting to end the year in terms of placements?

Bob Palmisano - IntraLase Corp. - President and CEO

No. In terms of the gross number, Shelley said that fourth quarter is usually a very, very strong quarter in terms of laser placements, as well as procedures. If you look at in — the history is that last year we almost doubled that. Now, I’m not saying we expect that this quarter for sure because we had such a strong third quarter. But it’s usually a very, very strong equipment as well as procedure quarter. So we’ll have to — we’ll just have to wait and see but we expect it to be a strong quarter.

Brian Delaney - EnTrust Capital - Analyst

And then in the past you’ve talked about trends towards surface ablation. What — any update there in terms of what you’re seeing in the marketplace?

Bob Palmisano - IntraLase Corp. - President and CEO

Well, as I talked about earlier, we have now a lot of clinical data that is new that is comparing surface to LASIK using an IntraLase. And the reasons for doing surface treatment — the fears of a biomechanical instability and those kinds of things really have been disproven by strong clinical information. So we expect that this information is going to filter through the medical community and move the growth back to the LASIK end.

Thomson StreetEvents	www.streetevents.com	Contact Us	21

© 2006 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Oct. 25. 2006 / 8:00AM PT, ILSE - Q3 2006 INTRALASE CORP Earnings Conference Call

I don’t think the growth of surface PRK helps anyone. It doesn’t help patients, it’s a painful procedure, their visual recovery is very, very slow to come back, it doesn’t help physicians in that the word of mouth advertising from patients to, future patient isn’t usually very good, and there’s more after-care involved for doctors with PRK. And it certainly doesn’t help the industry because I think PRK actually thwarts industry growth because it is such a procedure that you don’t get the same benefits from it as you get from LASIK.

So we’re glad that this data came out the way it did, two very well done, sound studies. And we’re moving to get this information out and I think it’s going to help everyone in the industry, not just us.

Brian Delaney - EnTrust Capital - Analyst

Great. Thank you very much.

Operator

Ladies and gentlemen, this concludes our question and answer session. I’d now return the floor to Bob Palmisano, president and CEO for closing remarks.

Bob Palmisano - IntraLase Corp. - President and CEO

Thanks. Once again I’d like to reiterate that IntraLase has had a solid 2006 thus far. As always, I’d like to thank our senior management team and our employees for their dedication and focus. I’d like to thank all of you for your continued interest and participation and hope everybody has a good day. And I guess we’ll see you in January or early February. Good day.

Operator

Ladies and gentlemen, this concludes our presentation. Thank you for your participation in today’s conference. You may now disconnect. Good day.

DISCLAIMER

Thomson Financial reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes.

In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies’ most recent SEC filings. Although the companies mayindicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.

THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY’S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON FINANCIAL OR THE APPLICABLE COMPANY OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY’S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY’S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.

© 2005, Thomson StreetEvents All Rights Reserved.

Thomson StreetEvents	www.streetevents.com	Contact Us	22

© 2006 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.